PRESS RELEASE

Wilshire Financial Services Group Inc.
23901 Calabasas Rd., Ste. 1050
Calabasas, CA 91302

Contact Information:	Edmund Kaufman Vice-Chairman of the Board 650.400.6113 Joseph W. Kiley III Chief Executive Officer 800.515.1616 818.223.5418

Wilshire Announces Election of Three New Board Members, New Chief Executive
Officer and Sets Annual Meeting Date

CALABASAS, CA – (BUSINESS WIRE) – June 2, 2004 – Wilshire Financial Services Group Inc. (NASDAQ-NNM: WFSG) announced today that it has increased the number of board members to ten with the election of William D. King, Chairman of the Board of First Bank of Beverly Hills (“FBBH”), Joseph W. Kiley III, President and Chief Executive Officer and Director of FBBH, and John J. Lannan, Director of FBBH.

The Company further announced that it had accepted the resignation of the current WFSG Chief Executive Officer, Stephen P. Glennon, effective May 27, 2004. As previously announced, Joseph W. Kiley III will succeed Mr. Glennon as the Company’s new CEO effective immediately. Mr. Kiley will also remain the Chief Financial Officer of WFSG.

In addition, the Company announced that it would hold its annual meeting at 10:00 a.m. on Thursday, July 22, 2004 at the offices Irell & Manella LLP, 1800 Avenue of the Stars, Suite 900, Los Angeles, CA 90067. Stockholders of record on the books of the Company as of the close of business on June 18, 2004 will be entitled to notice of and to vote at the meeting.

The Company’s headquarters have been relocated and consolidated with the headquarters of its banking operations at 23901 Calabasas Road, Calabasas, California 91302 (Tel: 818-223-8084). Subject to shareholder approval, the Company intends to change its name to Beverly Hills Bancorp. For financial information on the Company, please refer to the Annual Report on form 10-K, or www.fbbh.com.

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